EXHIBIT 10.35

Summary of Executive Bonus Plan

(adopted March 22, 2011)

On March 22, 2011, the Compensation Committee of our Board of Directors approved, effective March 27, 2011, increases to the base salary annual rates of pay for our executive officers and adopted new executive incentive bonus plans for our executive officers to be effective for the fiscal year ending December 31, 2011 in replacement of prior executive bonus plans, previously adopted on August 18, 2010 for fiscal year ending December 31, 2010. The base salary rate increases include an increase for Frank Khulusi, Brandon LaVerne, Kristin Rogers, Robert Newton and Joseph Hayek, respectively, from $807,919, $279,414, $339,414, $304,414 and $255,194, to $833,000, $317,500, $350,000, $317,500 and $263,000.

The new executive incentive bonus plans were adopted by the Compensation Committee after consideration by the Committee of our compensation philosophies, principles and processes as described in our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2009 filed with the Securities and Exchange Commission on April 30, 2010. These philosophies, principles and processes provide for periodic review by the Committee of the performance of our executive officers, the components of their compensation and the effectiveness of our compensation programs in rewarding the contributions of our executive officers towards enhancing our specific business goals while retaining and motivating high quality individuals. In adopting the new executive incentive bonus plan for the fiscal year ending December 31, 2011, the Committee considered a report from an independent third party compensation consultant, Towers Watson, together with other recent competitive market data.

The general executive incentive bonus plan covers the following executive officers, with applicable incentive targets under the plan indicated as a percentage of base salary for each as follows: Frank F. Khulusi, Chairman, President and Chief Executive Officer — 50% of base salary; Brandon H. LaVerne, Chief Financial Officer — 40% of base salary; Kristin M. Rogers, Executive Vice President of Sales and Marketing — 40% of base salary; and Joseph B. Hayek, Executive Vice President of Corporate Development and Investor Relations — 40% of base salary. Additionally, the Compensation Committee approved an increase to Mr. Newton’s annual contractual bonus opportunity of $120,000 to an annual bonus opportunity of $127,000. Mr. Newton does not participate in the general executive incentive bonus plan based on an agreement between the Company and Mr. Newton, which was originally entered into in June of 2004 in an effort to avoid any conflict of interest in the outcome of his legal advice to the Company.

The general plan will be funded at the above amounts if the company achieves 100% of a target of adjusted EBITDA for the 2011 calendar year, excluding the results of its new OnSale segment. Adjusted EBITDA is defined under the plan as earnings before interest, taxes, depreciation and amortization, and adjusted for stock-based compensation and non-recurring special charges, if any, to be excluded from the calculation of EBITDA in the discretion of the Compensation Committee.

The plan also has a minimum adjusted EBITDA for any incentive bonuses to be paid under the plan and contains incentive bonus decelerators based on performance below the performance target. If the company’s performance falls below the performance target, but is at least 90% of the performance target, the incentive bonuses may be reduced by a percentage of the incentive bonus target equal to two times the percentage points by which adjusted EBITDA falls below the performance target. For example, if the company achieves 90% of the performance target, incentive bonuses under the plan may be funded at 80% of the target incentive bonus amounts described above.

Additional decelerators will apply if the company’s performance is between 80% and 90% of the performance target.  In such event, in addition to the first decelerator described above for performance between 90% and 100% of the performance target, the incentive bonus amounts may be further decreased by an additional eight times the percentage points by which adjusted EBITDA falls below 90% of the performance target.  For example, if the company achieves 85% of the performance target, incentive bonuses under the plan may be funded at 40% of the incentive bonus amounts described above.  If the company achieves less than 80% of the performance target, the plan will not be funded, and no incentive bonuses will be paid under the plan.

The plan also contains accelerators under which the incentive bonus amounts can exceed the above described target incentive bonus amounts. If the company’s performance is between 100% and 110% of the performance target, the incentive bonuses may be increased at a rate of two times the percentage points by which adjusted EBITDA exceeds 100% of the performance target.  For example, if the company achieves 110% of the performance target, the incentive bonuses may be paid at 120% of the above described incentive bonus target amounts.

Additional accelerators are available if the company’s performance is between 111% and 130% of the performance target. In such event, in addition to the first accelerator described above for performance between 100% and 110% of the performance target, the incentive bonus amounts may be further increased by an additional four times the percentage points by which the performance target exceeds 110%, with a maximum funding of 200% of the incentive bonus targets. For example, if the company achieves 120% of the performance target, the plan may be funded and incentive bonuses paid at 160% of the above described incentive bonus target amounts. If the company achieves 130% or more of the performance target, the plan may be funded and incentive bonuses paid at 200% of the above described incentive bonus target amounts.

All amounts funded may be reduced at the sole discretion of the Compensation Committee based upon qualitative or quantitative factors. In addition to participation in the executive incentive bonus plan, as described above, all of our executive officers are eligible for discretionary bonuses as determined from time to time by our Compensation Committee.